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                                                                    EXHIBIT 10.1

                         EXECUTIVE ANNUAL INCENTIVE PLAN

This Executive Annual Incentive Plan ("Incentive Plan"), effective as of April 1, 2004 and first applying with respect to the fiscal year ending December 31, 2004, subject to shareholder approval at the 2004 Annual Meeting of Shareholders as described below, is between Superior Industries International, Inc. ("Superior", or the "Company") and Steven J. Borick ("Employee"). This Incentive Plan and the performance hereunder shall be interpreted under the substantive laws of the State of California.

1. PLAN PURPOSE

The purpose of this Incentive Plan is to promote the success of the Company by providing to the Employee a performance-based bonus opportunity. This Incentive Plan operates in conjunction with, and does not supercede or amend, that certain Employment Agreement between the Company and Employee dated March 18, 2004 (the "Employment Agreement").

2. TERM

This Incentive Plan shall continue in place until the fifth anniversary of the effective date, unless earlier terminated by the Board of Directors of the Company as provided in Section 12 (such period being the "Term"). No awards shall be paid under the Incentive Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (including proposed, temporary and final regulations promulgated thereunder from time to time, the "Code") of the Incentive Plan are disclosed to the Company's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy.

3. COMPENSATION

Employee's total compensation consists of base salary, variable compensation (as further defined in this Incentive Plan, and medical and other benefits generally provided to similarly situated employees of the Company. Any compensation paid to Employee shall be pursuant to the Company's policies and practices for exempt employees and shall be subject to all applicable laws and requirements regarding the withholding of federal, state, and/or local taxes. Except as provided in the Employment Agreement, compensation provided in this Incentive Plan is full payment for the services of Employee and Employee shall receive no additional compensation for extraordinary services unless otherwise authorized in writing by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").

BASE SALARY

Pursuant to the Employment Agreement, Superior has agreed to pay Employee an annual base salary of six hundred fifty thousand dollars ($650,000), less applicable withholdings, payable in equal installments no less frequently than semi-monthly.

VARIABLE COMPENSATION

Employee shall be eligible for variable compensation, subject to applicable withholdings and subject to the terms and conditions of this Incentive Plan.

4. EXECUTIVE ANNUAL INCENTIVE PLAN DESCRIPTION

Commencing on January 1, 2004, and continuing each 12 months thereafter (each such anniversary date is referred to as the "Annual Bonus Period"), during the Term, Employee shall be eligible to receive an annual bonus (the "Performance Bonus") of up to One Million Dollars ($1,000,000), less applicable withholdings. The Performance Bonus (if any) will be based upon annual Company Earnings Per Share ("EPS") achievement in comparison to a planned level of EPS. Payments of the Performance Bonus (if any) shall be made net of all applicable withholdings


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and within seventy-five (75) calendar days following the end of the plan year
(December 31). The determination of the planned level of EPS for each Annual Bonus Period shall be made by the Compensation Committee in its sole discretion. The determination of whether the planned level of EPS for each Annual Bonus Period has been achieved shall be made by the Compensation Committee, in its sole discretion.

5. ELIGIBILITY

Participation for this Incentive Plan is limited to the President/COO position. Employee must be actively employed with Superior through the end of the plan year to qualify for that year's payout. The last day worked is the last day Employee is considered active. For each fiscal year of the Company, the participant entitled to share in the benefits of the Incentive Plan is a person who is an "executive officer" of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who is a "covered employee" of the Company under Section 162(m)(3) of the Code. An executive whose employment or service relationship with the Company is terminated for any reason prior to the end of any fiscal year of the Company will not be entitled to participate in the Incentive Plan or receive any benefits with respect to any later fiscal year, unless he or she again becomes eligible to participate in the Plan under the first sentence of this Section 5.

6. RIGHT TO RECEIVE AWARD

Employee must, in addition to the eligibility requirements of Section 5, receive an overall performance evaluation equivalent to Superior's Level 3 (Fully Competent) - or better to be eligible for an award. This plan shall not be a guarantee of employment; employment may be terminated by either the Company or Employee at any time and for any reason, subject to the terms and conditions of the Employment Agreement. If Employee is terminated prior to the end of the plan period for a reason other than death, disability or retirement (as noted in Section 11), Employee shall not be entitled to any payment for that period.

7. PLAN METRICS

The amount of EPS achieved in comparison to the planned level shall determine all Performance Bonuses, if any. For illustrative purposes, the following example is based upon a Plan Target EPS of $2.20 for an Annual Bonus Period. The Performance Bonus will be calculated as a percentage of the Employee's base salary as noted in Exhibit 1. For each subsequent Annual Bonus Period, the EPS achievements listed under the column heading "EPS" in Exhibit 1 shall be proportionately adjusted based on the planned level of EPS for each such Annual Bonus Period. For purposes of plan calculation, the base salary effective date will be January 1 of the Annual Bonus Period.

EXHIBIT 1 - EXAMPLE OF INCENTIVE PLAN PAYOUT LEVELS
(PROPORTIONATELY ADJUSTED EACH YEAR FOR NEW EPS TARGET)

--------------------------- ------------------------- ------------------------ ------------------------
% OF PLAN TARGET            EPS                       % OF BASE PAY            MAXIMUM BONUS
--------------------------- ------------------------- ------------------------ ------------------------
Below 50%                   $1.10                     0%                       $0
--------------------------- ------------------------- ------------------------ ------------------------
50% to  89%                 $1.98                     90%                      $585,000
--------------------------- ------------------------- ------------------------ ------------------------
90% to 100%                 $2.20                     100%                     $650,000
--------------------------- ------------------------- ------------------------ ------------------------
101% to 120%                $2.64                     154%                     $1,000,000
--------------------------- ------------------------- ------------------------ ------------------------

There will be a performance threshold of 50% of planned target EPS. As such no bonus will be earned if EPS is less than $1.10 per share. For performance between 50% and 89% of the planned target, the incentive will be interpolated, (or proportionately adjusted for different targets in later years) between 2.3% and 87.8% of base salary based on plan achievement. For example, a performance of 51% of Plan Target would equate to 2.3% of base pay, or $14,625. For each 1% increment in percent of Plan Target, the Performance Bonus would increase by $14,625, up to $585,000 at 89% of Plan Target.


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EPS performance between 90% and 100% of planned target will result in target payout of 100% of base salary. Performance between 101% and 120% of planned target will be interpolated up to the plan cap of 154% of base pay, or $1,000,000 based on plan achievement. For example, a performance of 101% of Plan Target would equate to 102.7% of Base Pay, or $667,500. For each 1% increment in percent of Plan Target, the Performance Bonus would increase by $17,500, up to a maximum of $1,000,000 at 120% of Plan Target.

For bonus calculation purposes, EPS will be calculated by using the following formula:

                     Net Income for the Annual Bonus Period
             (taking into account any adjustments highlighted below)
             -------------------------------------------------------
                          26,700,000 (budgeted shares)

The Compensation Committee shall establish the number of budgeted shares, at the same time it sets a planned level of EPS, in its sole discretion.

8. DISCRETION

The Compensation Committee has discretion to exclude from Net Income extraordinary, non-recurring gains and losses in the judgment of the Compensation Committee, such as gains or losses caused by a labor strike, loss of business due to Force Majeure, or other factors. In addition, the EPS calculation shall include the following adjustments:

        - Budgeted shares shall be the weighted average common shares outstanding plus the dilutive effect of the Company's outstanding stock options.

        - Executive Officer (as listed in the Company's Annual Report on Form 10-K) bonuses will be excluded from the net income calculation.

9. BONUS PROVISION

The Employee may receive a Performance Bonus only if the required EPS level is attained in the applicable Annual Bonus Period. No bonus payment shall be made under this Incentive Plan unless the Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount to be paid has been accurately determined in accordance with the terms, conditions, and limits of this Incentive Plan.

10. ANNUAL REVIEW OF PLAN

The Incentive Plan will be reviewed on an annual basis allowing for updates or revisions to be considered.

11. DEATH, DISABILITY, AND RETIREMENT

If Employee is terminated prior to the end of the Term period due to death, disability or retirement as determined by the Board of Directors, the Employee or the beneficiary's estate shall, after determination of EPS achieved for the applicable Annual Bonus Period, be entitled to receive payment of a prorated portion of the award for the year.

12. DISCONTINUANCE, SUSPENSION, OR AMENDMENT OF THE PLAN

The Company may discontinue the Incentive Plan at any time, suspend the Incentive Plan at any time or for any interim, or amend the Incentive Plan in any respect. In particular, but without limitation, the Board of Directors shall have the authority to amend or modify the Incentive Plan from time to time in order to reflect amendments to or regulations promulgated under Section 162(m) of the Code. Notwithstanding the foregoing, in the event that any amendment or other modification of or to the Plan would require stockholder approval in order to continue the compliance of the Incentive Plan as a "performance-based" plan under Section 162(m) of the Code, such

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amendment or modification shall be contingent on the receipt of stockholder approval. However, no such action may:

        - Cause Employee to be deprived of any bonus previously awarded but not paid;

        - Be effective in the fiscal year in which such action is taken unless it is taken within the first three months of the fiscal year; or

        -       Increase any award determined in accordance with the Incentive
                Plan.

13. ADMINISTRATION OF THE INCENTIVE PLAN

The Incentive Plan shall be administered by the Compensation Committee of the Board of Directors. Actions of the Compensation Committee with respect to the administration of this Incentive Plan shall be taken pursuant to a majority vote or by written consent of a majority of its members. The Compensation Committee shall have the sole authority, subject to the provisions hereof, to construe and interpret this Incentive Plan and any agreements defining the rights and obligations of the Company and Employee under this Incentive Plan, further define the terms used in his Incentive Plan, and, subject to Section 12 hereof, prescribe, amend and rescind rules and regulations relating to the administration of this Incentive Plan.

This Incentive Plan is intended to qualify as a "performance-based" plan as described in Section 162(m)(4)(C) of the Code, and thereby secure the full deductibility for federal income tax purposes of bonus compensation paid to persons who are "executive officers" of the Company, or who are "covered employees" of the Company or its subsidiary or affiliated corporations under
Section 162(m)(3) of the Code.

The Incentive Plan will be administered by the Compensation Committee of the Company's Board of Directors consisting entirely of three or more persons who are "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein. The Compensation Committee shall report all actions taken by it to the Board of Directors.

14. NONASSIGNMENT

The interest of Employee in the Incentive Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of an Employee).

15. INDEMNIFICATION.

No employee, member of the Compensation Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of the Incentive Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to this Incentive Plan against any loss or expense arising therefrom.

16. LIMITATIONS; PARTICIPATION IN OTHER PLANS.

This Incentive Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company's right to terminate the employment or other contract for services of Employee hereunder, or entitle Employee to receive any particular level of compensation. The Company's obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards from its general assets, and Employee will have no interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by Employee shall limit the ability of Employee to participate in any other compensatory plan or arrangement of the Company, or to receive a bonus from the Company other than under this Plan.